
Page 65
                    Exhibit 11

NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
(In thousands, except per-share data)



                                                 Years Ended August 31
                                                1994               1993

Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis)             49,547             49,556

  Net Income                                $   82,698         $   75,116

  Primary Earnings per Share                     $1.67              $1.52


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding                                 49,547             49,556

  Additional Shares Assuming Exercise of
    Options:
      Options exercised                            707                545
      Treasury stock purchased with proceeds      (619)              (478)

  Average Common Shares Outstanding
     (as adjusted)                              49,635             49,623

  Net Income                                $   82,698         $   75,116

  Fully Diluted Earnings per Share               $1.67              $1.51